Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT, dated as of October 2, 2023 (this “Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (the “Company”), and Smilodon Capital, LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, SPAC, the Company, Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (“Irish Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), and Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), propose to enter into, on the date hereof, a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into SPAC (the “Merger”) with SPAC continuing as the surviving company after the Merger, as a result of which, SPAC will become a direct, wholly owned subsidiary of Irish Holdco;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record one SPAC Class B Ordinary Share and 5,272,697 SPAC Class A Ordinary Shares (the “Sponsor Shares”); and

WHEREAS, in order to induce SPAC and the Company to enter into the BCA, Sponsor, SPAC and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier to occur of (a) the Closing or (b) the valid termination of the BCA in accordance with Article IX thereof, Sponsor agrees that, at the SPAC Shareholders’ Meeting and in connection with any written consent or written resolutions of the SPAC Shareholders, it shall vote (or duly and promptly execute and deliver an action by written consent or written resolutions), or cause to be voted at such meeting (or cause such consent or written resolutions to be duly and promptly executed and delivered with respect to), its Sponsor Shares and any SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares owned by it as of the record date of the SPAC Shareholders’ Meeting (collectively, the “Covered Shares”) (i) in favor of the approval and adoption of the BCA, the Transactions and the Transaction Proposals and (ii) against (A) any Business Combination (as defined in the SPAC Formation Document) other than with the Company, its equityholders and their respective affiliates and representatives; (B) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of SPAC; (C) any change in the business; and (D) any other action, proposal or agreement that would be reasonably expected to (1) impede, nullify, interfere with, delay or adversely affect the Transaction Proposals or any of the other transactions contemplated by the BCA, in each case, other than the proposal to adjourn the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Agreement or (4) result in any of the conditions set forth in Article VIII of the BCA not being fulfilled. Prior to any termination of the BCA in accordance with its terms, Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by the BCA on the terms and subject to the conditions set forth therein. The obligations of Sponsor specified in this Section 1 shall apply whether or not the Transactions or any action described above is recommended by the SPAC Board. This Section 1 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

2. Transfer of Shares. Until the earlier to occur of (a) the Closing or (b) the valid termination of the BCA in accordance with Article IX thereof, Sponsor agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber its Covered Shares or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Covered Shares, or (iv) take any action that would make any representation or warranty herein untrue or incorrect in any respect or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, except as affirmatively permitted by the BCA; provided, that the foregoing shall not apply to any Transfer (A) to Sponsor’s officers or directors, any affiliates or family member thereof or any of their affiliates, as applicable; (B) by private sales or transfers made in connection with the transactions contemplated by the BCA at prices no greater than the price at which the securities were originally purchased; and (C) pro rata to the direct or indirect partners or members of Sponsor or any related investment funds or vehicles controlled or managed by Sponsor or their respective affiliates in connection with the liquidation or dissolution thereof; provided, further, that any transferee of any Transfer of the type set forth in clauses (A) through and including (C) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer (a “Permitted Transferee”).

3. Waiver of Redemption Rights. Sponsor hereby agrees not to (a) demand that SPAC redeems its Covered Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption. This Section 3 shall be void and of no force and effect if the BCA shall be validly terminated in accordance with its terms or the Closing shall not occur for any reason.

4. Waiver of Anti-Dilution Rights. Sponsor hereby waives the provisions of Section 17.3 set forth in the SPAC Formation Document relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Formation Document) in connection with the Transactions. This Section 4 shall be void and of no force and effect if the BCA shall be validly terminated in accordance with its terms or the Closing shall not occur for any reason.

5. Letter Agreement. Sponsor hereby acknowledges and agrees that its Sponsor Shares are subject to the transfer restrictions under that certain Letter Agreement, dated as of October 28, 2021, delivered by Sponsor and the other parties named therein (the “Letter Agreement”) and, after the Closing, the Lock-Up Agreement. Sponsor shall not amend, terminate or otherwise modify the Letter Agreement without the Company’s prior written consent.

6. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to the Company and SPAC as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor.

(b) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other person, (iii) result in the creation of any encumbrance on any of the Sponsor Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Transaction Documents) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(c) As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Sponsor Shares, free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the SPAC Formation Document, (iv) the Warrant Agreement executed between SPAC and Continental, dated as of October 28, 2021 and the warrants issued pursuant thereto and (v) the Letter Agreement.

(d) This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(e) There are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(f) No financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from Sponsor or any of its Subsidiaries or any of their respective Affiliates in connection with the BCA or this Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of Sponsor, on behalf of Sponsor, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature, except as set forth on Section of 5.13 of the SPAC Disclosure Schedule.

(g) Sponsor has had the opportunity to read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors.

(h) Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

7. Termination. The obligations of the parties hereof under this Agreement shall automatically terminate upon the earlier to occur of (a) the SPAC Merger Effective Time and (b) the valid termination of the BCA in accordance with Article IX thereof. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

8. Miscellaneous.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, by facsimile or by e-mail, (ii) on the next Business Day when sent by overnight courier, or (iii) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or email addresses set forth on the signatures pages hereto (or at such other address or email address for a party as shall be specified by like notice):

If to Sponsor or SPAC, to:

c/o Project Energy Reimagined Acquisition Corp.
1285 El Camino Real, Suite 200,
Menlo Park, California 94025
Attention: Srinath Narayanan
Email: srinath@smilodonai.com

with a copy to:

Greenberg Traurig, LLP

1 Vanderbilt Avenue

New York, New York 10017
Attention: Alan Annex and Michael Helsel
Email: annexa@gtlaw.com; helselm@gtlaw.com

If to the Company:

Heramba GmbH
Lützowstrasse 73
10785 Berlin
Germany
Attention: Dr. Hans-Jörg Grundmann
Email:

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) (i) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof and; (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective Permitted Transferees), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its respective agreements and covenants contained in this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(h) This Agreement and the consummation the transactions contemplated hereby and any Legal Dispute arising out of this Agreement and the consummation of the transactions contemplated hereby, or the validity, interpretation, construction, effect, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof). Each party, and any person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any action, suit or proceeding between or among the parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party, and any person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 8(h) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (i) such party is not personally subject to the jurisdiction of the above named courts for any reason, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 8(h) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, the Company, Irish Holdco, Merger Sub and the Seller.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.

By:	/s/ Srinath Narayanan
Name:	Srinath Narayanan
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Smilodon Capital, LLC

By:	Admit Capital, LLC, its Manager

By:	/s/ Srinath Narayanan
Name:	Srinath Narayanan
Title:	Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HERAMBA GMBH

By:	/s/ Dr. Hans-Jörg Grundmann
Name:	Dr. Hans-Jörg Grundmann
Title:	Managing Director

[Signature Page to Sponsor Support Agreement]